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                                                            EXHIBIT 5.1
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                              December 23, 1997


American Educational Product, Inc.
6550 Gunpark Drive, Suite 200
Boulder, Colorado 80301

     Re:  S.E.C. REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

     We have acted as counsel to American Educational Products, Inc. (the "Company") in connection with a Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 139,401 shares of the Company's $0.05 par value common stock (the "Common Stock") pursuant to the reoffer by certain Selling Security holders and the exercise of certain Warrants. In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of one hundred million (100,000,000) shares of Common Stock having a par value of $0.05 each and fifty million (50,000,000) shares of Preferred Stock having a par value of $.01 each.

     3. The 78,000 shares of Common Stock being registered for sale and offered by the Company will, upon the valid exercise of the Warrant and payment of the Warrant exercise price, be lawfully and validly issued, fully paid and non-assessable shares of the Company's Common Stock.

     4. The 61,401 shares of Common Stock being registered for resale by the Selling Security holders, are lawfully and validly issued, fully paid and non-assessable shares of the Company's Common Stock.

                                        Sincerely,



                                        /s/ Clifford L. Neuman
CLN:sf